UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2018

DIGITAL ALLY, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-33899	20-0064269
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9705 Loiret Blvd., Lenexa, KS 66219

(Address of Principal Executive Offices) (Zip Code)

(913) 814-7774

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On April 17, 2018 the Company received a letter from The Nasdaq Stock Market (“Nasdaq”) indicating that it was not compliant with the minimum stockholders’ equity requirement under Nasdaq Listing Rule 5550(b)(1) for continued listing on The Nasdaq Capital Market because its stockholders’ equity, as reported in its Annual Report on Form 10-K for the year ended December 31, 2017, was below the required minimum of $2.5 million. Further, as of April 17, 2018, the Company did not meet the alternative compliance standards relating to the market value of listed securities or net income from continuing operations. This notice of noncompliance has had no immediate impact on the continued listing or trading of the Company’s common stock on The Nasdaq Capital Market.

Under Nasdaq Listing Rule 5810(c)(2), the Company had until June 1, 2018 to submit a plan to regain compliance. The Company submitted its compliance plan and on June 27, 2018 Nasdaq granted it an extension until September 30, 2018 to provide evidence of compliance with Rule 5550(b)(1).

On September 28, 2018, the Company announced that it had completed a firm commitment underwritten public offering (the “Offering”) for an aggregate of 2,400,000 shares of the Company’s common stock, par value $0.001 per share at a public price of $3.05 per share. The Company granted the underwriters a forty-five (45)-day option to purchase up to an additional 360,000 shares of Common Stock to cover over-allotments, if any. We expect the gross proceeds from the Offering to be approximately $7.32 million without any consideration of the 360,000 shares to cover over-allotments, if any. The Company expects additional gross proceeds of $1.098 million should the over-allotment option be exercised in full by the underwriters. The Company intends to use the net proceeds for working capital and general corporate purposes.

Furthermore, on September 28, 2018, the underwriter exercised its over-allotment option to acquire an additional 200,000 shares at $3.05 per share. The partial exercise of the over-allotment option resulted in additional gross proceeds of $610,000 which the Company intends to use for working capital and general corporate purposes.

For the fiscal quarter ended June 30, 2018, the Company reported a deficit in stockholders' equity of $1,561,588. Through the previously described Offering which raised net equity by approximately $6.75 million (without any consideration of the over-allotment option), the partial exercise of the underwriter’s over-allotment option which raised net equity by approximately $567,300, the conversion of debt and accrued interest which raised net equity by approximately $256,400 and the exercise option to purchase common stock which raised net equity by approximately $78,904, the Company believes it is now in compliance with the continued listing standard under Rule 5550(b) having stockholders' equity of not less than $2.5 million

The Company advises that Nasdaq will continue to monitor the Company's ongoing compliance with the stockholders' equity requirement and, if at the time of its next periodic report the Company does not evidence compliance with this requirement, it may be subject to delisting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 28, 2018

Digital Ally, Inc.

	By:	/s/ Stanton E. Ross
	Name:	Stanton E. Ross
	Title:	Chairman, President and Chief Executive Officer